EXHIBIT 4

                           GMAC COMMERCIAL FINANCE LLC
             (as successor by merger to GMAC Commercial Credit LLC)
                           1290 Avenue of the Americas
                            New York, New York 10104

                                                          as of February 5, 2003

TII NETWORK TECHNOLOGIES, INC.
1385 Akron Street
Copiague, New York 11726

                                   Re: Waiver
                                       ------

Gentlemen:

        Reference is made to certain financing arrangements by and among GMAC COMMERCIAL FINANCE LLC, as successor by merger to GMAC Commercial Credit LLC ("Lender"), TII NETWORK TECHNOLOGIES, INC., formerly known as TII Industries, Inc., ("Borrower") and TII Corporation (which was subsequently dissolved), pursuant to certain financing agreements, including that certain Revolving
Credit, Term Loan and Security Agreement dated April 30, 1998 (the "Credit Agreement"), together with various other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement, as the same has been, is hereby being, and may hereafter be amended, restated, renewed, extended, supplemented, substituted or otherwise modified, collectively, the "Loan Documents").

        Borrower has requested that Lender waive the Borrower's non-compliance with Minimum Net Worth covenant as set forth in the Credit Agreement for the Borrower's fiscal quarter ending December 31, 2002, which Lender has agreed to do subject to the terms and provisions hereof.

        In consideration of the foregoing, the parties hereto hereby agree as follows:

        1. With regard to the Minimum Net Worth covenant as set forth in the Credit Agreement, Lender hereby waives the non-compliance by the Borrower with the provisions of said covenant solely for the Borrower's fiscal quarter ending December 31, 2002, provided that, nothing contained herein shall be construed to limit, impair or otherwise affect Lender's right to declare a default with respect to any future non-compliance with the above referenced covenant or any other covenants contained in the Credit Agreement or any other terms and provisions of the Credit Agreement or any Loan Documents.

        2. In consideration of the waiver to the Loan Documents set forth herein, Borrower unconditionally agrees to pay a fee in the amount of $5,000, which fee shall be fully earned as of the date of hereof, shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Lender to Borrower as of the date hereof.

        3. Except as expressly set forth herein, no other changes or modifications to the Credit Agreement or any other Loan Document are intended or implied, and the Credit Agreement and the other Loan Documents and the liens granted thereunder are hereby specifically ratified and confirmed as being in full force and effect as of the date hereof. Except as otherwise expressly provided in any of the Loan Documents, in all respects, including all matters of construction, validity and performance, this letter shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflicts of laws, and any applicable laws of the United States of America.

        4. To the extent that any term or provision of the Credit Agreement or the other Loan Documents conflicts with any term or provision hereof, the terms and provisions hereof shall control.

        5. This letter shall be effective upon execution of each of the parties hereto and may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument.

                                            GMAC COMMERCIAL CREDIT LLC

                                            By: /s/ David Duffy
                                                --------------------------------

                                            Title: Senior Vice President
                                                   -----------------------------


ACKNOWLEDGED AND AGREED:

TII NETWORK TECHNOLOGIES, INC.

By: /s/ Kenneth A. Paladino
    ---------------------------------

Title: Vice President Finance
       ------------------------------


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